CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Airbag Return Optimization Securities due 2017	$3,663,000	$499.63

Pricing Supplement No. 918 Registration Statement No. 333-178081 Dated June 26, 2013 Filed Pursuant to Rule 424(b)(2)
Morgan Stanley $3,663,000 Airbag Return Optimization Securities
Linked to an Equity ETF Basket Due June 30, 2017
Principal at Risk Securities
Investment Description
These Airbag Return Optimization Securities (the “Securities”) Linked to an Equity ETF Basket are unsubordinated, unsecured obligations of Morgan Stanley with returns linked to the performance of a weighted basket of exchange traded funds (the “basket”), consisting of the SPDR® S&P 500® ETF (“SPY”), the iShares® Russell 2000 Index Fund (“IWM”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”), each of which we refer to as an “index fund” and together as the “index funds.”  If the basket return is positive, Morgan Stanley will repay the principal amount at maturity and pay a return equal to 1.5 (the “Multiplier”) times the basket return, up to a maximum gain of 57.73%.  If the basket return is zero or negative but greater than or equal to the threshold percentage of -25%, Morgan Stanley will repay the full principal amount at maturity.  However, if the basket return is negative and less than the threshold percentage, Morgan Stanley will pay you less than the full principal amount, if anything, resulting in a loss on the principal amount to investors of 1.3333% for each 1% decline in excess of the threshold percentage.  The Securities are designed for investors who seek an opportunity to earn a return based on the performance of the index funds with enhanced growth potential up to the maximum gain and potentially reduced downside exposure to the basket at maturity in exchange for the risk of a loss of all or a substantial portion of the principal amount and forgoing current income.  Investing in the Securities involves significant risks.  Morgan Stanley will not pay any interest on the Securities, and you may lose some or all of your principal amount.  The threshold percentage is observed only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the basket return is at or above the threshold percentage at the time of sale.

All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive basket return up to the maximum gain.  If the basket return is negative, investors may be exposed to the negative basket return at maturity.

❑ Contingent Downside Market Exposure: If the basket return is zero or negative but greater than or equal to the threshold percentage, Morgan Stanley will repay the full principal amount at maturity.  However, if the basket return is negative and less than the threshold percentage, Morgan Stanley will repay less than the full principal amount at maturity, if anything, resulting in a loss on the principal amount to investors of 1.3333% for each 1% decline in the value of the basket in excess of the threshold percentage.  The threshold percentage is observed only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the basket return is above the threshold percentage at the time of sale.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
Trade Date	June 26, 2013
Settlement Date	June 28, 2013
Final Valuation Date*	June 26, 2017
Maturity Date*	June 30, 2017
* Subject to postponement in the event of a market disruption event or for non-trading days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS:  THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE INDEX FUNDS AND THE BASKET, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering

Morgan Stanley is offering Airbag Return Optimization Securities Linked to an Equity ETF Basket.  The return on the Securities is limited to, and will not exceed, a maximum gain of 57.73%.  The Securities are offered at a minimum investment of 1 Security at the price to public described below.

Basket	Weighting	Basket Starting Level	Multiplier	Maximum Gain	Threshold Percentage	Downside Participation Factor	CUSIP / ISIN
SPDR® S&P 500® ETF	33.34%	100	1.5	57.73%	-25%	1.3333	61762E844 / US61762E8443
iShares® Russell 2000 Index Fund	33.33%
iShares® MSCI Emerging Markets Index Fund	33.33%

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement, index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement, prospectus, or index supplement. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Estimated value on the trade date	$938.45 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$1,000	$30	$970
Total	$3,663,000	$109,890	$3,553,110

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the Agent, a fixed sales commission of $30 for each Security it sells to brokerage account investors.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 22 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 21.

The Agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” on page 22 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus, prospectus supplement and index supplement on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Index supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004850/dp27202_424b2.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Airbag Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the Morgan Stanley prospectus dated November 21, 2011, the Morgan Stanley prospectus supplement dated November 21, 2011 and the Morgan Stanley index supplement dated November 21, 2011, respectively.

If the terms described in this pricing supplement are inconsistent with those in the prospectus, prospectus supplement and index supplement, the terms in this pricing supplement will control.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus, prospectus supplement and index supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus, prospectus supplement and index supplement is accurate as of any date other than the date on the front of this document.

The issue price of each Security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the trade date is less than $1,000.  We estimate that the value of each Security on the trade date is $938.45.

What goes into the estimated value on the trade date?

In valuing the Securities on the trade date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the index funds included in the basket.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index funds, instruments based on the index funds, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the Securities, such as the threshold percentage, the multiplier, the maximum gain or the downside participation factor, would be more favorable to you.

What is the relationship between the estimated value on the trade date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the index funds included in the basket, may vary from, and be lower than, the estimated value on the trade date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 10 months following the settlement date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the index funds, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have up to the full downside market risk as a weighted investment in the index funds included in the basket.

t You believe the basket will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the maximum gain of 57.73%.

t You understand and accept that your potential return is limited by the maximum gain of 57.73%.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

t You do not seek current income from your investment and are willing to forgo dividends paid on the index funds included in the basket.

t You are willing to hold the Securities to maturity, a term of approximately four years, and accept that there may be little or no secondary market for the Securities.

t You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including any repayment of your principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity.

t You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have up to the full downside market risk as a weighted investment in the index funds included in the basket.

t You believe that the level of the basket will decline during the term of the Securities such that the basket return is negative and less than the threshold percentage on the final valuation date, or you believe the basket will appreciate over the term of the Securities by more than the maximum gain.

t You seek an investment that has unlimited return potential without a cap on appreciation.

t You are unwilling to invest in the Securities with a maximum gain of 57.73%.

t You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

t You seek current income from this investment or prefer to receive the dividends paid on the index funds included in the basket.

t You are unable or unwilling to hold the Securities to maturity, a term of approximately four years, or you seek an investment for which there will be an active secondary market.

t You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for all payments on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms
Issuer	Morgan Stanley
Issue Price (per Security)	$1,000
Principal Amount	$1,000 per Security. The payment at maturity will be based on the principal amount per Security.
Term	Approximately 4 years
Basket
The Securities are linked to a weighted basket consisting of the SPDR® S&P 500® ETF (33.34%), the iShares® Russell 2000 Index Fund (33.33%) and the iShares® MSCI Emerging Markets Index Fund (33.33%), each of which we refer to as an “index fund.”

Underlying Index	The respective index which each index fund generally seeks to track. Your investment is linked to a basket that consists of the index funds and is not linked to any underlying index.
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the basket during the term of the Securities, as follows:
If the basket return is greater than zero, Morgan Stanley will pay you the lesser of:
$1,000 + [$1,000 × Basket Return × Multiplier];
and:
$1,000 + [$1,000 × Maximum Gain].
If the basket return is equal to or less than zero but greater than or equal to the threshold percentage, Morgan Stanley will pay you the $1,000 principal amount.
If the basket return is negative and less than the threshold percentage, Morgan Stanley will pay you:
$1,000 + [$1,000 × (Basket Return + 25%) × Downside Participation Factor].
In this scenario, you will lose 1.3333% of your principal amount for every 1% of negative performance of the basket in excess of the threshold percentage.  You could lose up to all of your principal amount.

Threshold Percentage	-25%
Multiplier	1.5
Maximum Gain	57.73%
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Downside Participation Factor	1.3333
Basket Starting Level	100
Basket Ending Level
On the final valuation date, the basket ending level is calculated as:
100 × [1 + (SPY Return × 33.34%) +
(IWM Return × 33.33%) + (EEM Return × 33.33%)].
Each of the returns set forth in the formula above refers to the return of the relevant index fund, which represents the percentage change from the initial price for that index fund to the final price for that index fund.

Initial Price
In the case of EEM, $38.00, in the case of SPY, $160.17 and in the case of IWM, $96.05, each of which is the closing price (as defined below) of one share of the respective index fund as determined by the Calculation Agent on the trade date.

Final Price
With respect to each index fund, the product of the closing price of one share of the respective index fund and the applicable adjustment factor, each as determined by the Calculation Agent on the final valuation date.

Adjustment Factor	1.0 for each of the index funds, subject to adjustment for certain events affecting the shares of the index funds
CUSIP/ISIN	61762E844 / US61762E8443
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Investment Timeline

Trade Date	The initial prices are determined. The basket starting level is set to 100. The maximum gain is set.

Maturity Date	The final prices, basket ending level and basket return are determined as of the final valuation date.

If the basket return is greater than zero, Morgan Stanley will pay you a cash payment per Security that provides you with a return on your investment equal to the basket return multiplied by 1.5, subject to the maximum gain.  Morgan Stanley will pay you per Security the lesser of:

$1,000 + [$1,000 × Basket Return × 1.5];
and:
$1,000 + [$1,000 × Maximum Gain].

If the basket return is equal to or less than zero but greater than or equal to the threshold percentage, Morgan Stanley will pay you the $1,000 principal amount per Security.
If the basket return is negative and less than the threshold percentage, Morgan Stanley will pay you less than the principal amount per Security, if anything, resulting in a loss on the principal amount to investors of 1.3333% for each 1% decline of the basket in excess of the threshold percentage, equal to:

$1,000 + [$1,000 × (Basket Return + 25%) × Downside Participation Factor].

In this scenario, you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS.  YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
Your investment in the Securities may result in a loss of your initial investment. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities or guarantee to pay you any of the principal amount of the Securities, or any amount, at maturity.  Instead, we will pay you at maturity for each $1,000 principal amount of Securities that you hold an amount in cash based upon the performance of the basket on the final valuation date.  If the basket return is positive, Morgan Stanley will repay the principal amount at maturity and pay a return equal to the basket return times a multiplier of 1.5, up to a maximum gain of 57.73%.  If the basket return is zero or negative but greater than or equal to the threshold percentage, Morgan Stanley will repay the full principal amount at maturity.  However, if the basket return is negative and less than the threshold percentage, you will be exposed to the negative basket return and Morgan Stanley will pay you an amount that is less than the full principal amount at maturity, if anything, resulting in a loss on the principal amount of 1.3333% for each 1% decline in excess of the threshold percentage.  There is no minimum payment at maturity, and, accordingly, you could lose your entire initial investment.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The threshold percentage is observed on the final observation date and applies only at maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the basket return is above the threshold percentage at the time of sale.

t
The multiplier applies only at maturity.  You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the  Securities themselves, and the return you realize may be less than 1.5 times the basket return even if such return is positive and does not exceed the maximum gain. You can receive the full potential benefit of the multiplier and earn the potential maximum gain only if you hold your Securities to maturity.

t
Appreciation potential is limited. The appreciation potential of Securities is limited by the maximum gain of 57.73%, corresponding to a maximum payment at maturity of $1,577.30.  If the basket return is greater than approximately 38.49%, your return will be limited by the maximum gain and you will not benefit from any basket return that, when multiplied by the multiplier of 1.5, exceeds the maximum gain.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
The amount payable on the Securities is not linked to the prices of the index funds at any time other than the final valuation date. The basket ending level will be based on the final prices of the index funds on the final valuation date, subject to postponement for non-trading days and certain market disruption events.  Even if some or all of the index funds appreciate prior to the final valuation date but then drop by the final valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the prices of the index funds prior to such drop.  Although the actual prices of the index funds on the stated maturity date or at other times during the term of the Securities may be higher than their final prices, the payment at maturity will be based solely on the final prices of the index funds on the final valuation date as compared to their initial prices.

t
Market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the price or value of each of the index funds at any time,

o	the volatility (frequency and magnitude of changes in price or value) of each of the index funds,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the index funds or stock markets generally and which may affect the initial prices and/or the final prices,

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks underlying EEM trade,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $1,000 per Security if the values of the index funds at the time of sale are below, at or moderately above their initial prices or if market interest rates rise.  You cannot predict the future performance of the index funds based on their historical performance.  If the basket return is negative and less than the threshold percentage, you will receive at maturity an amount that is less than the $1,000 principal amount of each Security (and which could be zero), resulting in a loss on the principal amount to investors of 1.3333% for each 1% decline of the basket in excess of the threshold percentage.  There can be no assurance that there will be any positive basket return such that you will receive at maturity an amount in excess of the principal amount of the Securities, or any amount at all.

t
Changes in the value of one of the index funds may offset the value of the others.  Movements in the values of the index funds may not correlate with each other.  At a time when the value of one index fund increases in value, the value of the other index funds may not increase as much, or may even decline in value.  Therefore, in calculating the basket return, increases in the value of one index fund may be moderated, or wholly offset, by lesser increases or declines in the value of the other index funds.  If the basket return is negative and less than the threshold percentage, you will receive at maturity an amount that is less than the amount of your original investment in the Securities, and which could be zero.

t
No dividend payments or voting rights.  Owning the Securities is not the same as owning the index funds or the stocks comprising each index fund’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the index funds or stocks held by the index funds would have.

t
Investing in the Securities is not equivalent to investing in the index funds.  Investing in the Securities is not equivalent to investing in the index funds or investing in the component stocks of the underlying indices.  You will not participate in any appreciation of the basket that, when multiplied by the multiplier, exceeds the maximum gain, which could be significant.  In addition, you do not have the right to exchange your Securities for any index funds at any time, and are subject to the credit risk of Morgan Stanley.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the issue price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the issue price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 10 months following the settlement date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the index funds included in the basket, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the trade date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time.  The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Market price of the securities may be influenced by many unpredictable factors” above.

t
Adjustments to any of the index funds or to the S&P 500® Index, the Russell 2000® Index or the MSCI Emerging Markets IndexSM could adversely affect the value of the Securities.  The investment advisor for each of the index funds seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the particular underlying index. Pursuant to their investment strategy or otherwise, the applicable investment advisor can add, delete or substitute the components of such index funds.  Any of these actions could adversely affect the price of the applicable index funds and, consequently, the value of the Securities.  In addition, the publisher of each underlying index is responsible for calculating and maintaining the underlying index.  The applicable index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  The index publisher may discontinue or suspend calculation or publication of any of the underlying indices at any time.  If this discontinuance or suspension occurs following the termination of the related index funds, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Because the index funds are designed to track the performance of their applicable underlying indices, any of these actions could adversely affect the values of any of the index funds and, consequently, the value of the Securities.

t
The index funds and the underlying indices are different.  The performance of any of the index funds may not exactly replicate the performance of the corresponding underlying index because each of the index funds will reflect transaction costs and fees that are not included in the calculation of the corresponding underlying index tracked by such index fund.  It is also possible that one or more of the index funds may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund, differences in trading hours between the index funds and the corresponding underlying index constituent stocks or due to other circumstances.  Additionally, the investment adviser of any of the index funds may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of equity securities of similar constituent countries or industries of the corresponding index tracked by such index fund.

t
The securities are linked to the IWM and are therefore subject to risks associated with small-capitalization companies.  IWM, one of the index funds, seeks investment results that corresponds generally to the price and yield performance of the Russell 2000® Index in order to track the performance of only the small capitalization segment of the U.S. equity market.  The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t
There are risks associated with investments in securities linked to the value of foreign equity securities.  EEM, one of the index funds, is linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in EEM have been issued by companies in various emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

t
The price of EEM is subject to currency exchange rate risk.  Because the price of EEM, one of the index funds, is related to the U.S. dollar value of stocks underlying the index fund and the MSCI Emerging Markets IndexSM, holders of the Securities will be exposed to currency exchange rate risk with respect the currencies in which the component securities of EEM trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country.  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in EEM, the price of EEM shares will be adversely affected and the payment at maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets IndexSM and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI Emerging Markets IndexSM, the United States and other countries important to international trade and finance.

t
The adjustments to the adjustment factor the calculation agent is required to make do not cover every event that can affect the shares of SPY, IWM or EEM.  Morgan Stanley & Co. LLC (“MS & Co.”), as calculation agent, will adjust the respective adjustment factor for an index fund for certain events affecting the shares of such index fund, including stock splits and reverse stock splits.  However, the calculation agent will not make an adjustment for every event or every distribution that could affect the index funds.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities, including trading in the ETF shares (as defined in “Additional Terms of the Securities—Some Definitions”) or the constituent stocks of the underlying indices, in futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as in other instruments related to the index funds or the underlying indices.  MS & Co. and some of our other subsidiaries also trade the ETF shares or the constituent stocks of the underlying indices, in futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as in other instruments related to the index funds or the underlying indices, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the trade date could have increased the initial prices for the index funds, and therefore could have increased the values at which the index funds must close on the final valuation date so that investors do not suffer a loss on their investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the final valuation date, could adversely affect the values of one or more index funds on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

t
Potential conflict of interest.  As calculation agent, MS & Co. has determined the initial prices, will determine the final prices, the basket ending level, the basket return, whether the basket return is below the threshold percentage, whether any market disruption event has occurred, whether any changes to the adjustment factors are required, and will calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing values in the event of a market disruption event, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the Securities on the trade date.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the index funds to which the Securities are linked.

t
Uncertain tax treatment.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed).  U.S. investors should read the section entitled “What Are the Tax Consequences of the Securities? – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities

The table and examples below are hypothetical and provided for illustrative purposes only.  They do not purport to be representative of every possible scenario concerning increases or decreases in the basket ending level relative to the basket starting level.  You cannot predict the basket ending level or the final prices of any index fund on the final valuation date.  You should not take these examples as an indication or assurance of the expected performance of the basket.  The numbers in the hypothetical examples below have been rounded for the ease of analysis.  The examples illustrate the payment at maturity for a $1,000 Security on a hypothetical offering of the Securities, based on the following terms:

t	Basket starting level:	100

t	Threshold percentage:	-25%

t	Multiplier:	1.5

t	Maximum gain:	57.73%

t	Downside participation factor:	1.3333

Hypothetical Basket Ending Level	Hypothetical Basket Return	Multiplier	Hypothetical Payment at Maturity	Hypothetical Return on Securities Issued at $1,000(1)
200.00	100.00%	1.5	$1,577.30	57.73%
190.00	90.00%	1.5	$1,577.30	57.73%
180.00	80.00%	1.5	$1,577.30	57.73%
170.00	70.00%	1.5	$1,577.30	57.73%
160.00	60.00%	1.5	$1,577.30	57.73%
150.00	50.00%	1.5	$1,577.30	57.73%
140.00	40.00%	1.5	$1,577.30	57.73%
138.49	38.49%	1.5	$1,577.30	57.73%
130.00	30.00%	1.5	$1,450.00	45.00%
120.00	20.00%	1.5	$1,300.00	30.00%
110.00	10.00%	1.5	$1,150.00	15.00%
105.00	5.00%	1.5	$1,075.00	7.50%
100.00	0%	N/A	$1,000.00	0.00%
95.00	-5.00%	N/A	$1,000.00	0.00%
90.00	-10.00%	N/A	$1,000.00	0.00%
80.00	-20.00%	N/A	$1,000.00	0.00%
75.00	-25.00%	N/A	$1,000.00	0.00%
70.00	-30.00%	N/A	$933.34	-6.67%
60.00	-40.00%	N/A	$800.01	-20.00%
50.00	-50.00%	N/A	$666.68	-33.33%
40.00	-60.00%	N/A	$533.35	-46.67%
30.00	-70.00%	N/A	$400.02	-60.00%
20.00	-80.00%	N/A	$266.69	-73.33%
10.00	-90.00%	N/A	$133.36	-86.66%
0	-100.00%	N/A	$0	-100.00%

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the issue price of $1,000 per Security.

Example 1— The level of the basket increases to a basket ending level of 110.  The basket return is equal to (110 –100) / 100, or 10%.  Because the basket return is greater than zero, the payment at maturity for each $1,000 principal amount of Securities is calculated as the lesser of:

$1,000 + [$1,000 × Basket Return × Multiplier], or $1,000 + [$1,000 × 10% × 1.5] = $1,150; and
$1,000 + [$1,000 × Maximum Gain], or $1,000 + [$1,000 × 57.73%] = $1,577.30.

The payment at maturity is, therefore, $1,150.

Example 2— The level of the basket increases to a basket ending level of 150.  The basket return is equal to (150 –100) / 100, or 50%.  Because the basket return is greater than zero, the payment at maturity for each $1,000 principal amount of Securities is calculated as the lesser of:

(A) $1,000 + [$1,000 × Basket Return × Multiplier], or $1,000 + [$1,000 × 50% × 1.5] = $1,750; and
(B) $1,000 + [$1,000 × Maximum Gain], or $1,000 + [$1,000 × 57.73%] = $1,577.30.

The payment at maturity is, therefore, $1,577.30.

Example 3— The level of the basket decreases to a basket ending level of 80.  The basket return is equal to (80 –100) / 100, or -20%.  Because the basket return is less than zero but greater than or equal to the threshold percentage, the payment at maturity for each $1,000 principal amount of Securities is equal to the principal amount of $1,000.

Example 4— The level of the basket decreases to a basket ending level of 40.  The basket return is equal to (40 –100) / 100, or -60%.  Because the basket return is less than zero, and the basket return is below the threshold percentage, the payment at maturity for each $1,000 principal amount of Securities is equal to $1,000 + [$1,000 × (Basket Return + 25%) × Downside Participation Factor], or $1,000 + [$1,000 × (-60% + 25%) × 1.3333] = $533.35.  If the basket return is negative and less than the threshold percentage, you will be exposed to the negative basket return, resulting in a loss on the principal amount to investors of 1.3333% for each 1% decline in the value of the basket in excess of the threshold percentage and you will lose some or all of your initial investment.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any of the iShares® MSCI Emerging Markets Index Fund, the iShares® Russell 2000 Index Fund or the SPDR® S&P 500® ETF Trust (the “Basket ETFs”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code, or whether any issuer of any shares held by the Basket ETFs (the “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code.  If any of the Basket ETFs or any issuer of the Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Basket ETFs (the “Basket ETF Shares”)).  If an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding.  The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the Securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security (which, subject to the maximum payment at maturity, reflects a multiple of the percentage increase in the value of the Basket ETF Shares over the term of the Security) over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Even if an investment in a Security is treated as a “constructive ownership transaction,” the amount of “net underlying long-term capital gain,” and therefore the amount of Recharacterized Gain, is unclear.  It is possible, for example, that the net underlying long-term capital gain is equal to the aggregate net capital gain that the U.S. Holder would have had if the Basket ETF Shares had been acquired for fair market value on the issue date of the Securities and sold for fair market value upon the date of sale, exchange or settlement of the Securities (which would reflect the percentage increase, without the multiple, in the value of the Basket ETF Shares over the term of the Securities).  However, the net underlying long-term capital gain could alternatively be calculated using a number of Basket ETF Shares that reflects the multiple upon which any gain on the Securities will be calculated, in which case the amount of Recharacterized Gain would generally be zero.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code and the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion above regarding the possible application of Section 897 of the Code, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The SPDR S&P 500® ETF

The SPDR S&P 500 ETF (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  A SPDR represents an undivided ownership interest in SPY.  SPY seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For more information about the S&P 500® Index methodology, see “S&P 500® Index” in the accompanying index supplement.

Historical Information

The following table set forth the published high and low closing prices, as well as end-of-quarter closing prices, for SPY for each quarter in the period from January 1, 2008 through June 26, 2013.  The related graph sets forth the daily closing prices in the same period.  The closing price on June 26, 2013 was $160.17.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of SPY should not be taken as an indication of future performance, and no assurance can be given as to its final price.
Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)

1/1/2008	3/31/2008	144.94	127.90	131.89
4/1/2008	6/30/2008	143.08	127.69	128.04
7/1/2008	9/30/2008	130.70	111.38	116.54
10/1/2008	12/31/2008	116.00	75.95	90.33
1/1/2009	3/31/2009	93.44	68.11	79.44
4/1/2009	6/30/2009	95.09	81.00	91.92
7/1/2009	9/30/2009	107.33	87.95	105.56
10/1/2009	12/31/2009	112.67	102.54	111.44
1/1/2010	3/31/2010	117.40	105.87	116.99
4/1/2010	6/30/2010	121.79	103.22	103.22
7/1/2010	9/30/2010	114.79	102.20	114.12
10/1/2010	12/31/2010	125.92	113.75	125.78
1/1/2011	3/31/2011	134.57	126.21	132.51
4/1/2011	6/30/2011	136.54	126.81	131.97
7/1/2011	9/30/2011	135.46	112.26	113.17
10/1/2011	12/31/2011	128.68	109.93	125.50
1/1/2012	3/31/2012	141.61	127.49	140.72
4/1/2012	4/20/2012	141.79	128.10	136.27
7/1/2012	9/30/2012	147.24	133.51	143.93
10/1/2012	12/31/2012	146.27	135.70	142.52
1/1/2013	3/31/2013	156.73	145.53	156.55
4/1/2013	6/26/2013*	167.11	154.14	160.17

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,”

“Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The iShares® Russell 2000 Index Fund

The iShares® Russell 2000 Index Fund, or IWM, is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.  The iShares® Russell 2000® Index Fund is registered as part of the iShares Trust, a registered investment company.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Historical Information

The following table set forth the published high and low closing prices, as well as end-of-quarter closing prices, for IWM for each quarter in the period from January 1, 2008 through June 26, 2013.  The related graph sets forth the daily closing prices in the same period.  The closing price on June 26, 2013 was $96.05.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of IWM should not be taken as an indication of future performance, and no assurance can be given as to its final price.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)

1/1/2008	3/31/2008	74.07	64.30	68.51
4/1/2008	6/30/2008	76.17	68.47	69.03
7/1/2008	9/30/2008	75.20	65.50	68.39
10/1/2008	12/31/2008	67.02	38.58	49.27
1/1/2009	3/31/2009	51.27	34.36	41.94
4/1/2009	6/30/2009	53.19	42.82	50.96
7/1/2009	9/30/2009	62.02	47.87	60.23
10/1/2009	12/31/2009	63.36	56.22	62.26
1/1/2010	3/31/2010	69.25	58.68	67.81
4/1/2010	6/30/2010	74.14	61.08	61.08
7/1/2010	9/30/2010	67.67	59.04	67.47
10/1/2010	12/31/2010	79.22	66.94	78.23
1/1/2011	3/31/2011	84.17	77.18	84.17
4/1/2011	6/30/2011	86.37	77.77	82.80
7/1/2011	9/30/2011	85.65	64.25	64.25
10/1/2011	12/31/2011	76.45	60.97	73.69
1/1/2012	3/31/2012	84.41	74.56	82.85
4/1/2012	4/20/2012	83.79	73.64	79.65
7/1/2012	9/30/2012	86.40	76.68	83.46
10/1/2012	12/31/2012	84.69	76.88	84.29
1/1/2013	3/31/2013	94.80	86.65	94.26
4/1/2013	6/26/2013*	99.51	89.58	96.05

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,”

“Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund, or EEM, is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets.  As of June 2012, the MSCI Emerging Markets IndexSM consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets IndexSM includes components from all countries designated by MSCI as Emerging Markets.  The MSCI Emerging Markets IndexSM was developed with a base value of 100 as of December 31, 1987.  For more information about the methodology of the MSCI Emerging Markets IndexSM, see “MSCI Emerging Market IndexSM” in the accompanying index supplement.

Historical Information

The following table set forth the published high and low closing prices, as well as end-of-quarter closing prices, for EEM for each quarter in the period from January 1, 2008 through June 26, 2013.  The related graph sets forth the daily closing prices in the same period.  The closing price on June 26, 2013 was $38.00.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of EEM should not be taken as an indication of future performance, and no assurance can be given as to its final price.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	50.37	42.17	44.79
4/1/2008	6/30/2008	51.70	44.43	45.19
7/1/2008	9/30/2008	44.43	31.33	34.53
10/1/2008	12/31/2008	33.90	18.22	24.97
1/1/2009	3/31/2009	27.09	19.94	24.81
4/1/2009	6/30/2009	34.64	25.65	32.23
7/1/2009	9/30/2009	39.29	30.75	38.91
10/1/2009	12/31/2009	42.07	37.56	41.50
1/1/2010	3/31/2010	43.22	36.83	42.12
4/1/2010	6/30/2010	43.98	36.16	37.32
7/1/2010	9/30/2010	44.77	37.59	44.77
10/1/2010	12/31/2010	48.58	44.77	47.62
1/1/2011	3/31/2011	48.69	44.63	48.69
4/1/2011	6/30/2011	50.21	45.50	47.60
7/1/2011	9/30/2011	48.46	34.95	35.07
10/1/2011	12/31/2011	42.80	34.36	37.94
1/1/2012	3/31/2012	44.76	38.23	42.94
4/1/2012	4/20/2012	43.54	36.68	39.19
7/1/2012	9/30/2012	42.37	37.42	41.32
10/1/2012	12/31/2012	44.35	40.14	44.35
1/1/2013	3/31/2013	45.20	41.80	42.78
4/1/2013	6/26/2013*	44.23	36.63	38.00

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,”

“Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

This pricing supplement relates only to the Securities offered hereby and does not relate to any of the index funds.  We have derived all disclosures contained in this pricing supplement regarding SPDR Trust, iShares Trust and iShares from the publicly available documents described in the preceding paragraphs under the headings “The SPDR S&P 500® ETF,” “The iShares® Russell 2000 Index Fund” and “The iShares® MSCI Emerging Markets Index Fund.”  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to SPDR Trust, iShares Trust or iShares or any of the index funds.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the headings “The SPDR S&P 500® ETF,” “The iShares® Russell 2000 Index Fund” and “The iShares® MSCI Emerging Markets Index Fund”) that would affect the trading price of any of the index funds (and therefore the price of any of the index funds at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning SPDR Trust, iShares Trust or iShares or any of the index funds could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the index funds.

We and/or our affiliates may presently or from time to time engage in business with SPDR Trust, iShares Trust or iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPDR Trust, iShares Trust or iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to any of the index funds.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of SPDR Trust, iShares Trust and iShares as in your judgment is appropriate to make an informed decision with respect to an investment in all of the index funds.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of S&P.  iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”).  The “Russell 2000® Index” is a trademark of Russell Investments.  The Securities are not sponsored, endorsed, sold, or promoted by S&P, SPDR Trust, BTC or Russell Investments.  S&P, SPDR Trust, BTC and Russell Investments make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  S&P, SPDR Trust, BTC and Russell Investments have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms used in this pricing supplement below:

t	“ETF shares” means the shares of a respective index fund.

t	“closing price” for one ETF share (or one unit of any other security for which a closing price must be determined) on any trading day means:

o
if the ETF shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the ETF shares (or any such other security) are listed,

o	if the ETF shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

o
if the ETF shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the ETF shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one ETF share (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a market disruption event (as defined below) occurs with respect to the ETF shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the ETF shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the Calculation Agent, of the bid prices for the ETF shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the closing price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  This definition of “closing price” is subject to the provisions under “––Discontinuance of any ETF Shares and/or Underlying Index; Alteration of Method of Calculation” below.

t
“trading day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“market disruption event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the ETF shares on the primary market for the ETF shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the ETF shares as a result of which the reported trading prices for the ETF shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the underlying index on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchanges; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the underlying index or the ETF shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clause (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index shall be based on a comparison of (x) the portion of the level of the underlying index attributable to that security relative to (y) the overall level of the underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the ETF shares or futures or options contract related to the underlying index or the ETF shares will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the underlying index or the ETF shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index or the ETF shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the underlying index or the ETF shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.  Upon any permanent discontinuance of trading in the ETF shares, see “––Discontinuance of any ETF Shares and/or Underlying Index; Alteration of Method of Calculation” below.

t	“relevant exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the underlying index or any successor index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled final valuation date is not a trading day with respect to any index fund or if a market disruption event occurs on the final valuation date with respect to any index fund, the closing price with respect to each such affected index fund (but not the unaffected index funds) will be determined on the immediately succeeding trading day on which no market disruption event occurs with respect to such affected index fund.  The basket ending level will be determined on the date on which the closing price for each of the index funds for the final valuation date has been determined; provided that the closing price for any affected index fund will not be determined on a date later than the fifth scheduled trading day after the scheduled final valuation date, and if such date is not a trading day or if there is a market disruption event with respect to the affected index fund on such date, the Calculation Agent will determine the closing price of the affected index fund on such date as the mean of the bid prices for a share of the affected index fund for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the closing price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the final valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final valuation date as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the ETF shares of any index fund are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor for such index fund will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one ETF share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of any ETF Shares and/or Underlying Index; Alteration of Method of Calculation

If trading in any ETF shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange-traded fund relating to any ETF shares is liquidated or otherwise terminated (a “discontinuance or liquidation event”), the closing price of the ETF shares on the final valuation date or the date of acceleration following the discontinuance or liquidation event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the underlying index (or any successor index, as described below) on such date (taking into account any material changes in the method of calculating the underlying index following such discontinuance or liquidation event) times (ii) a fraction, the numerator of which is the closing price of the ETF shares and the denominator of which is the closing value of the underlying index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the discontinuance or liquidation event on which a closing price of the ETF shares was available.

If, subsequent to a discontinuance or liquidation event, the index publisher of the underlying index discontinues publication of the underlying index and the index publisher of the underlying index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent closing price on any trading day following a discontinuance or liquidation event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such trading day.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a discontinuance or liquidation event, the index publisher of the underlying index discontinues publication of the underlying index prior to, and such discontinuance is continuing on, the final valuation date or the acceleration date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the closing price for such date.  The closing price will be computed by the Calculation Agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the underlying index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of Securities issued under our Senior Debt Indenture will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “Agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the initial prices, the final prices, the basket ending level, the basket return, whether the basket return is below the threshold percentage, whether any market disruption event has occurred, whether any changes to the adjustment factors are required, the basket return, the payment at maturity and the amount due and payable upon any acceleration of the Securities as described in “—Alternate Exchange Calculation in case of an Event of Default” above.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the payment at maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a market disruption event has occurred.  See “—Discontinuance of any ETF Shares and/or Underlying Index; Alteration of Method of Calculation,” and the definition of market disruption event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Book Entry Note or Certificated Note

Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this document, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the trade date, we hedged our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the ETF shares or the constituent stocks of the underlying indices, in futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as in other instruments related to the index funds or the underlying indices.  Such purchase or sale activity on or prior to the trade date could have increased the prices of the index funds, and therefore could have increased the prices at which the index funds must close on the final valuation date so that you do not suffer a loss on your investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the final valuation date, by purchasing and selling the ETF shares or the constituent stocks of the underlying indices, futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as other instruments related to the index funds or the underlying indices that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the final valuation date.  We cannot give any assurance that our hedging activities will not affect the value of the ETF shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

We expect to deliver the Securities against payment therefor in New York, New York on June 28, 2013, which will be the second scheduled business day following the trade date.

MS & Co. is the Agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed $30 for each Security it sells to brokerage account investors at an issue price of $1,000 per Security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities, the ETF shares or the constituent stocks of the underlying indices in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.